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                                                                   Exhibit 10.36

                       Amendment to the Dime Bancorp, Inc.
                             1992 Stock Option Plan

                         Effective as of March 27, 1998

      The Dime Bancorp, Inc. 1992 Stock Option Plan (the "Plan") is hereby amended in the following particulars.

      1. Section 5 of the Plan is amended to add at the end thereof the following new sentence to read as follows:

      "Notwithstanding anything in the Plan to the contrary, and subject to the approval by the stockholders of Dime Bancorp, Inc. of certain amendments to the Dime Bancorp, Inc. 1991 Stock Incentive Plan (the "1991 Plan"), including, but not limited to, the increase in the number of shares of Stock available for distribution under the 1991 Plan by 5,000,000 shares, at the annual meeting of the stockholders of Dime Bancorp, Inc. on April 30, 1998, no further grants of Options shall be made under the Plan."